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                                  EXHIBIT 10.3


                           STOCK RESTRICTION AGREEMENT


         This STOCK RESTRICTION AGREEMENT (the "Agreement"), is dated as of August 27, 1998, by and between SCB Computer Technology, Inc., a Tennessee corporation ("SCB"), and Steve N. White ("White").

         WHEREAS, White, previously employed by SCB in varying capacities including as an executive officer, has voluntarily resigned, subject to this Agreement becoming effective and White receiving good funds hereunder, from all positions as an officer or director of SCB and its subsidiaries;

         WHEREAS, the Board of Directors of SCB has determined that because White owns a large number of shares of Common Stock, par value $.01 per share, of SCB ("SCB Common Stock") and because an immediate and disorderly sale of such shares could have a material adverse effect on the market for SCB Common Stock, it desires to enter into this Agreement to restrict White's ability to transfer shares of SCB Common Stock in exchange for the consideration set forth herein; and

         WHEREAS, SCB and White acknowledge that the restrictions set forth herein are reasonable;

         NOW, THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. Except as expressly set forth herein, unless otherwise agreed to in writing in advance by SCB, neither White, nor any of his "Permitted Transferees" (as such term is defined below), may sell, pledge, or otherwise transfer any shares of SCB Common Stock owned by any of them from the date hereof until August 26, 1999. In addition, during the period beginning August 27, 1999 until August 26, 2000, except as expressly set forth herein, unless otherwise agreed to in writing in advance by SCB, neither White nor any of his Permitted Transferees may, during any 30-day period, sell, pledge, or otherwise transfer in the aggregate more than 100,000 shares of SCB Common Stock. Anything herein to the contrary notwithstanding, White may transfer shares of SCB Common Stock to (i) charitable organizations qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (ii) members of White's immediate family, or (iii) trusts for the benefit of White or members of his immediate family (collectively, "Permitted Transferees"); provided that the restrictions of this Section 1 shall apply to such shares in the hands of the Permitted Transferees; and provided, further that nothing herein shall prohibit White from pledging any shares owned by him directly or indirectly to secure a bona fide loan transaction with a financial institution. White understands and agrees that this Section 1 may be


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enforced by the delivery of "stop transfer" instructions by SCB to the transfer agent for the SCB Common Stock.

         2. SCB shall pay to White, on the "Effective Date" as defined in the Mutual Release between SCB and White, $250,000 in the form of an SCB check payable to the order of White, provided that prior to that date White has delivered to SCB or its transfer agent stock certificates representing all shares of SCB Common Stock owned, of record or beneficially, by White. SCB shall cause its transfer agent to reissue and deliver the certificates to White or his Permitted Transferees, as applicable, which certificates will bear the following restrictive legend:

             THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCK RESTRICTION AGREEMENT DATED AUGUST 27, 1998. THE COMPANY WILL FURNISH THE HOLDER HEREOF INFORMATION REGARDING THE RESTRICTIONS SET FORTH THEREIN UPON REQUEST IN WRITING AND WITHOUT CHARGE.

         3. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and assigns.

         4. SCB may withhold from any amounts payable under this Agreement all federal, state, city, and other taxes as shall be required pursuant to any law or government regulation or ruling.

         5. If any provision of this Agreement is found to be illegal, unenforceable, or void, in whole or in part, then the party against whom enforcement is being sought shall be relieved of all obligations arising under such provision, but only to the extent such provision is illegal, unenforceable, or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if such is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

         6. It is understood and agreed that no failure or delay by SCB in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. It is further understood and agreed that money damages would not be sufficient remedy for any breach of this Agreement by White or his Permitted Transferees, and that SCB shall be entitled to an injunction and/or specific performance as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

         7. This Agreement may be executed in multiple counterparts, all of which taken together shall constitute but a single document.




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         8. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee, without giving effect to the choice of law principles thereof.

         9. In the event any action shall be instituted to enforce any of the terms hereof, reasonable attorney's fees, costs and expenses shall be paid to the prevailing party by the other party.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

                                       SCB COMPUTER TECHNOLOGY, INC.


                                       By: /s/ Ben C. Bryant
                                           -------------------------------------
                                       Title:      President
                                              ----------------------------------


                                            /s/ Steve N. White
                                       -----------------------------------------
                                       STEVE N. WHITE





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